Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Essex Corporation on Form S-8 dated September 27, 2004, September 11, 2003, July 19, 2001, March 16, 2001, and May 11, 2000, and on Form S-3 dated May 18, 2001 (SEC File #333-61200), July 25, 2003 (SEC File #333-104819), and November 9, 2004 (SEC File #333-120137) (the “Registration Statements”), of our report dated February 18, 2005(except for the second through fourth paragraphs of Note 14, as to which the date is February 28, 2005, and the fifth paragraph of Note 14, as to which the date is March 1, 2005), on our audits of the consolidated financial statements of The Windermere Group, LLC and Subsidiaries as of and for the years ended December 31, 2004 and 2003, which report appears in the Essex Corporation Form 8-K to be filed on or about May 13, 2005.

/s/ Goodman & Company, L.L.P.

McLean, Virginia

May 13, 2005